FOR RELEASE                                     CONTACT:  Chris Morris
April 14, 2004                                  Senior Vice President
3:05 p.m. Central Time                          Chief Financial Officer
                                                (972) 258-4525


                         CEC ENTERTAINMENT, INC. REPORTS
                          RECORD FIRST QUARTER RESULTS

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced record earnings for the first quarter ended March 28, 2004.

Revenues for the first quarter of 2004 increased to $206.9 million from $184.1 million in the first quarter of 2003. Net income in the first quarter of 2004 increased to $32.3 million from $27.4 million in the same period of 2003.
Diluted earnings per share in the first quarter of 2004 were $0.82 per share compared to $0.66 in the first quarter of 2003.

Chris Morris, Senior Vice President and Chief Financial Officer stated that, "An increase in comparable store sales of 5.0% and new store development contributed to a 12.4% increase in revenue. Earnings increased 18.0% in the first quarter despite an increase of $1.1 million in food costs due to a 36% increase in cheese prices compared to the prior year. First quarter diluted earnings per share increased 24.2%. During the first quarter of 2004, the Company generated operating cash flow of $71.9 million, invested $14.5 million in new and existing stores, repurchased $29.8 million of common stock and reduced outstanding debt by $27.4 million."

Mr. Morris further added, "We believe higher cheese prices will negatively impact food costs by approximately $5 million during the remainder of 2004. Based on this increase and a modest increase in comparable store sales during the remainder of the year, we expect diluted earnings per share in 2004 to range from $0.38 to $0.39 per share in the second quarter, $0.50 to $0.51 per share in the third quarter, $0.39 to $0.40 per share in the fourth quarter and $2.09 to $2.12 per share for the fiscal year."

Richard M. Frank, Chairman and Chief Executive Officer stated that, "Our first quarter's financial performance measured by total revenue, net income and diluted earnings per share was the strongest in the history of our Company. Historically high cheese prices are expected to negatively impact this year's pre-tax profit by approximately $6 million. Despite this cost pressure, we still expect to increase diluted earnings per share by approximately 20%. We view this cost pressure, although significant, as short-term in nature, and given our continued belief in our strategic plan, we remain confident in our long-term prospects."

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, store sales cannibalization, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, school holidays, commodity, insurance and labor costs.

CEC Entertainment, Inc. operates a system of 470 Chuck E. Cheese's restaurants in 48 states, of which 422 are owned and operated by the Company. # # #

                             CEC ENTERTAINMENT, INC.
                  CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

                       (Thousands, except per share data)


                                                          Quarter Ended
                                                    03/28/04          03/29/03
                                                   ----------        ----------

Revenues:
      Food and beverage                            $ 136,339         $ 120,844
      Games and merchandise                           69,741            62,408
      Franchise fees and royalties                       861               865
      Interest income                                      7                 9
                                                   ---------         ---------
                                                     206,948           184,126

Costs and expenses:
      Cost of sales                                   86,359            77,428
      Selling, general and
         administrative expenses                      24,252            21,191
      Depreciation and amortization                   12,229            10,905
      Interest expense                                   287               283
      Other operating expenses                        31,397            29,537
                                                   ---------         ---------
                                                     154,524           139,344

Income before income taxes                            52,424            44,782

Income taxes                                          20,079            17,375
                                                   ---------         ---------

Net income                                         $  32,345         $  27,407
                                                   =========         =========

Earnings per share:
      Basic                                             $.84              $.67
      Diluted                                           $.82              $.66

Weighted average shares outstanding:
      Basic                                           38,310            40,853
      Diluted                                         39,607            41,157



Earnings per share and weighted average shares outstanding have been adjusted retroactively for the effect of a 3 for 2 stock split effective March 15, 2004.

                             CEC ENTERTAINMENT, INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION

                        (Thousands, except store counts)


                                                            Quarter Ended
                                                      03/28/04         03/29/03
                                                     ----------       ----------

Cost of sales:
      Food, beverage and related supplies             $ 24,478         $ 21,970
      Games and merchandise                              8,643            7,524
      Labor                                             53,238           47,934
                                                      --------         --------
                                                      $ 86,359         $ 77,428
                                                      ========         ========

Number of Company-owned stores:
       Beginning of period                                 418              384
       New                                                   2                4
       Acquired from franchisees
       Closed
                                                      --------         --------
       End of period                                       420              388
                                                      ========         ========

Number of franchised stores:
       Beginning of period                                  48               50
       New
       Acquired from franchisees
       Closed
                                                      --------         --------
       End of period                                        48               50
                                                      ========         ========


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                                       CEC ENTERTAINMENT, INC.
                                CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Thousands, except share amounts)

                                                                         March 28,      December 28,
                                                                            2004            2003
                                                                         ---------      ------------
  ASSETS

  Current assets:
     Cash and cash equivalents .....................................     $  12,464       $   8,067
     Accounts receivable ...........................................         9,919          13,103
     Inventories ...................................................        10,254          12,491
     Prepaid expenses ..............................................         8,721           7,608
     Deferred tax asset ............................................         1,487           1,487
                                                                         ---------       ---------
       Total current assets ........................................        42,845          42,756
                                                                         ---------       ---------

  Property and equipment, net ......................................       538,129         536,124
                                                                         ---------       ---------

  Other assets .....................................................         1,338           1,471
                                                                         ---------       ---------
                                                                         $ 582,312       $ 580,351
                                                                         =========       =========

  LIABILITIES AND SHAREHOLDERS' EQUITY

  Current liabilities:
     Current portion of long-term debt .............................     $     168       $     168
     Accounts payable and accrued liabilities ......................        74,738          58,736
                                                                         ---------       ---------
       Total current liabilities ...................................        74,906          58,904
                                                                         ---------       ---------

  Long-term debt, less current portion .............................        37,141          64,581
                                                                         ---------       ---------

  Deferred rent ....................................................         5,486           5,153
                                                                         ---------       ---------

  Deferred tax liability ...........................................        55,695          50,714
                                                                         ---------       ---------

  Accrued insurance ................................................         8,500           8,500
                                                                         ---------       ---------

  Shareholders' equity:
     Common stock, $.10 par value; authorized 100,000,000 shares;
       54,697,077 and 54,481,913 shares issued, respectively .......         5,470           5,448
     Capital in excess of par value ................................       224,637         219,071
     Retained earnings .............................................       411,256         378,911
     Accumulated other comprehensive income ........................           681             695
     Less treasury shares of 16,840,268
       and 16,042,418, respectively, at cost .......................      (241,460)       (211,626)
                                                                         ---------       ---------
                                                                           400,584         392,499
                                                                         ---------       ---------
                                                                         $ 582,312       $ 580,351
                                                                         =========       =========


Share amounts have been adjusted  retroactively  for the effect of a 3 for 2 stock split effective
March 15, 2004.

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